EXHIBIT 3.1c

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       GAY ENTERTAINMENT TELEVISION, INC.

                UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

     The undersigned, being the Board of Directors of GAY ENTERTAINMENT TELEVISION, INC. (hereinafter the "Corporation"), a New York corporation, do hereby certify and set forth:

     1. The name of the corporation is Gay Entertainment Television, Inc. (f/k/a Gay Entertainment Network, Inc.

     2. The Certificate of Incorporation of Gay Entertainment Television, Inc. was filed by the Department of State on the 12th day of November, 1992.

     3. All Two Hundred (200) shares of the Corporation's authorized Common Stock, without par value, are issued and outstanding. All issued and outstanding shares of Common Stock of the Corporation held by each holder of record on the effective date of this amendment, shall be automatically converted at a rate of thirteen thousand eight hundred seventy-five for one (13,875:1). As of the effective date of this amendment, the Corporation will have 2,775,000 shares of Common Stock, par value $.0001, issued and outstanding and 37,225,000 shares of Common Stock unissued. No fractional share or scrip representing a fractional share will be issued upon the Forward Stock Split. Fractional shares of Common Stock will be rounded up to the next highest share.

     4. The Certificate of Incorporation is amended, as authorized by Section 803 of the Business Corporation Law, to: (i) increase the authorized number of shares which the corporation shall have authority to issue from 200 shares of Common Stock, no par value, to 40,000,000 shares of Common Stock, par value $.0001 per share; (ii) authorize to issue 2,500,000 shares of Preferred Stock, par value $.0001; and (iii) change the agent for service of process to Marvin Schwam.

         To effect the foregoing, the text of the Certificate of Incorporation of the Corporation is hereby restated, as amended, to read as herein set forth in full:

         FIRST: The name of the corporation is:

                       GAY ENTERTAINMENT TELEVISION, INC.

         SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or


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approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

         THIRD: The office of the Corporation in the State of New York is to be located in the County of New York.

         FOURTH: This Corporation is authorized to issue and have outstanding at any one time the maximum number of Forty Million (40,000,000) shares of Common Stock having a par value of $.0001 per share, and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock having a par value of $.0001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

                                  Marvin Schwam
                               7 East 17th Street
                            New York, New York 10003

         SIXTH: The Corporation shall, to the fullest extent permitted by
Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any ByLaw, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

         SEVENTH: The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

     5. This Amendment to the Certificate of Incorporation, which supersedes the original Certificate of Incorporation of the Corporation, was authorized by the unanimous written consent of the Board of Directors followed by the unanimous written consent of the shareholders of the corporation.


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     IN WITNESS WHEREOF, this Certificate of Amendment of the Articles of
Incorporation of Gay Entertainment Television, Inc., a New York corporation, has been executed this 24 day of September, 1997.



                              /s/ MARVIN A. SCHWAM
                              ---------------------------
                              Marvin A. Schwam, President



                               /s/ DAVID MAYER
                               ----------------------
                               David Mayer, Secretary


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